Exhibit 10.2

AMENDMENT

THIS AMENDMENT (this “Amendment”) is made as of the 19 day of April, 2001 by the GOLDMAN SACHS GROUP, INC., a Delaware corporation ) (“Landlord”), SILICON GRAPHICS, INC., a Delaware corporation (“Tenant”), and SILICON GRAPHICS REAL ESTATE, INC., a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Tenant and Landlord entered into that certain Lease dated December 29, 2000 (the “Amphitheatre Lease”) for 1600 Amphitheatre Parkway, Mountain View, California (the “Amphitheatre Property”);

WHEREAS, Seller and Landlord entered into that certain Agreement to Assign Ground Lease and Agreement to Lease dated as of December 29, 2000 (the “Amphitheatre Purchase Agreement”) for the Amphitheatre Property;

WHEREAS, Tenant and Landlord entered into that certain Lease dated December 29, 2000, as amended by First Amendment to Commercial Lease (Crittenden Parcel A) dated as of December 29, 2000 (the “Crittenden A Lease”) for 1200 Crittenden Lane, Mountain View, California (the “Crittenden A Property”);

WHEREAS, Tenant and Landlord entered into that certain Lease dated December 29, 2000 (the “Crittenden B Lease”; together with the Amphitheatre Lease and the Crittenden A Lease, the “Leases”) for 1300 Crittenden Lane, Mountain View, California (the “Crittenden B Property”);

WHEREAS, Seller and Landlord entered into that Agreement to Assign Ground Lease and Agreement to Lease dated as of December 29, 2000 (the “Crittenden Purchase Agreement”; together with the Amphitheatre Purchase Agreement, the “Purchase Agreements”) for the Crittenden A Property and the Crittenden B Property;

WHEREAS, the parties hereto have agreed to enter into this Amendment as provided herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             The date “February 15, 2001” appearing in Section 4.7(a) of the Leases and in Section 2.2(a)(ii) of the Purchase Agreements is hereby amended to the date of “February 20, 2001.”

2.             The words “The City of San Francisco” appearing in the second sentence of Section 4.7(b) of the Leases is hereby amended to the words “The City of San Francisco or the City of New York.”

3.             The following sentence shall be added after the third sentence of Section 4.7(b) of each of the Leases:

“The initial Letter of Credit (but not any substitute Letter of Credit) may provide that the effectiveness of such Letter of Credit is conditioned on the receipt by the issuer of such Letter of Credit of the sums retained by Landlord pursuant to Section 2.2(a)(ii) of the Purchase Agreement relating to the Property.”

4.             The following sentence shall be added after the third sentence of Section 4.7(d) of each Lease:

“In the event the Landlord draws upon the Letter of Credit as provided in this Section 4.7 and retains excess proceeds of such draw in the Cash Collateral Account, Tenant shall only be required to cause the face value of the Letter of Credit to be restored to an amount equal to the Required Amount less the amount of excess proceeds which Landlord has deposited in the Cash Collateral Account. In the event Landlord withdraws funds in the Cash Collateral Account for amounts secured by the Letter of Credit as set forth in this Section 4.7, Tenant shall within three (3) days following Landlord’s notice to Tenant of such withdrawal, cause the face value of the Letter of Credit to be increased by the amount of funds withdrawn from the Cash Collateral Account.”

5.             The following shall be added at the end of Section 4.7(e) of each of the Leases:

“The Letter of Credit shall provide that sight drafts presented for payment of monthly Base Rent shall identify the monthly Base Rent payment to which they relate. In the event the Issuing Bank is presented with multiple sight drafts from the beneficiary and co-beneficiary for payment of the same monthly Base Rent, the Issuing Bank shall honor the first sight draft received by the Issuing Bank for such monthly Base Rent payment. If at any time the Issuing Bank is presented with multiple sight drafts from the beneficiary and co-beneficiary for draw of amounts other than the same monthly Base Rent payment, and such requested amounts in the aggregate exceed the face value of the Letter of Credit, the Issuing Bank shall honor the sight draft presented by the co-beneficiary and not the sight draft presented by the beneficiary.”

6.             The following paragraph (g) shall be added to Section 4.7 of each of the Leases:

“(g) From time to time, Tenant may substitute the letter of credit then in effect with a substitute letter of credit meeting the requirements of this Section 4.7 and otherwise in substantially the form of the letter of credit then in effect.”

7.             Section 16.2(c) of each of the Leases is hereby deleted in its entirety and the following is inserted in its place:

“(c) Upon termination of the Lease by Landlord pursuant to Section 16.2(a), the right to recover from Tenant the following: (i) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus, (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus, (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus, (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom which includes, without limitation, (A) the unamortized portion of any brokerage or real estate agent’s commissions paid by or on behalf of Landlord in connection with the execution of this Lease, (B) any direct costs or expenses incurred by Landlord in recovering possession of the Premises, maintaining or preserving the Premises after such default, (C) preparing the Premises for reletting to a new tenant, (D) any repairs or alterations to the Premises for such reletting, (E) leasing commissions, architect’s fees and any other costs necessary or appropriate either to relet the Premises or, if reasonably necessary in order to relet the Premises, to adapt them to another beneficial use by Landlord and (F) such amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law to the extent that such payment would not result in a duplicative recovery. The term “Rent” as used in this Section 16.2(c) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 16.2(c)(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate, but in no case greater than the maximum amount of such interest permitted by Applicable Law. As used in Section 16.2(c)(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent.

8.             The second sentence of Section 17.5(a) of each of the Leases is hereby deleted in its entirety and the following inserted in its place:

“This Lease is and shall be subject and subordinate to each and any Leasehold Mortgage and to all advances under any Leasehold Mortgage referred to above, and any restatements, renewals, increases, supplements, modifications, consolidations, spreaders, replacements, substitutions, or extensions of any Leasehold Mortgage, provided that (i) the Leasehold Mortgagee thereunder shall have entered into an SNDA in favor of Tenant in such Leasehold Mortgagee’s customary form and (ii) the Leasehold Mortgage shall provide that, subject to compliance with procedures and conditions customary for construction loan disbursements (including obtaining lien waivers and title insurance endorsements), the proceeds of any casualty insurance policy shall be made available to Landlord for purposes of a restoration to the extent that Landlord would under Section 19.3 be required to make such proceeds available to Tenant.”

9.             The second sentence of Section 18.2 of each of the Leases is hereby deleted in its entirety and the following inserted in its place;

“In the event of any transfer of Landlord’s interest in the Property, the transferor shall be automatically relieved of any and all of Landlord’s obligations and liabilities accruing from and after the date of such transfer; provided that the transferee assumes all of Landlord’s obligations under this Lease from and after the date of such transfer.”

10.           The first sentence of Section 19.3 of the Amphitheatre Lease is hereby deleted in its entirety and the following inserted in its place:

“Subject to Section 19.2, if the Premises or the Buildings or any portion thereof (whether or not the Premises are affected) are damaged by Casualty, Tenant shall, at Tenant’s sole cost and expense, repair, reconstruct and restore the same promptly, with diligence and continuity and in accordance with the requirements of Section 8.2 and the requirements of Article 10 for Alterations; provided that (i) such repairs can be made under the laws and regulations of the federal, state and local governmental authorities having jurisdiction within twelve (12) months after the date of such damage (or in the case of damage occurring during the last twelve (12) months of the Term, provided that such repairs can be made within ninety (90) days after the date of such damage), (ii) such repairs are fully covered (except for any deductible) by the proceeds of insurance maintained by Landlord or Tenant, and (iii) the damage does not affect more than fifty percent (50%) of the aggregate Rentable Area of the Buildings.”

11.           Section 12.3 of Crittenden Purchase Agreement is amended by inserting the phrase “in connection with the Crittenden Guaranty, as reinstated,” following the phrase “any requirement on the part of any SGI Indemnified Party”. The foregoing amendment shall be effective as of the Effective Date (as defined in the Crittenden Purchase Agreement).

12.           Section 12.3 of the Amphitheatre Purchase Agreement is amended by inserting the phrase “in connection with the Amphitheatre Guaranty, as reinstated, “following the phrase “any requirement on the part of any SGI Indemnified Party”. The foregoing amendment shall be effective as of the Effective Date (as defined in the Amphitheatre Purchase Agreement).

13.           Except as modified hereby, the terms and conditions of the Leases and the Purchase Agreements remain unchanged and in full force and effect.

14.           This Amendment may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute the same instrument.

15.           Unless otherwise specified, (i) singular words include the plural and plural words include the singular; and (ii) references to this each Lease and each Purchase Agreement include all amendments, supplements and other modifications thereof, in whole or in part.

16.           Capitalized terms used herein but that are not defined herein have the meanings assigned to such terms in the Leases.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

THE GOLDMAN SACHS GROUP, INC.,

By:	/s/ Dan Neidich
	Name:	Dan Neidich
	Title:	Managing Director

SILICON GRAPHICS, INC.

By:
Name:
Title:

SILICON GRAPHICS REAL ESTATE, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

THE GOLDMAN SACHS GROUP, INC.,

By:
Name:
Title:

SILICON GRAPHICS, INC.

By:	/s/ Michael L. Hirahara
	Name:	Michael L. Hirahara
	Title:	Vice President, Facilities & Services

SILICON GRAPHICS REAL ESTATE, INC.

By:	/s/ Michael L. Hirahara
	Name:	Michael L. Hirahara
	Title:	Vice President, Facilities & Services